                                                                   EXHIBIT 10.24

                              AMENDED AND RESTATED
                     AGREEMENT FOR SALE AND PURCHASE OF COAL

      This Amended and Restated Agreement dated as of the first day of July, 1996 ("Agreement") sets forth an agreement for the sale and purchase of coal as of the first day of October, 1976, as combined and restated in a Coal Supply Agreement dated January 1, 1985, as amended by a First Amendment dated as of the first day of January, 1987, as amended by an Assignment Agreement dated as of the first day of May, 1988, further amended by an Assignment Agreement dated as of December 22, 1988, further amended by a Second Amendment dated as of the first day of January, 1989, further amended by a Third Amendment dated as of the first day of January, 1991, by and between Carolina Power & Light Company ("Buyer") and Mountaineer Coal Development Company, d/b/a Marrowbone Development Company and Bluegrass Coal Development Company ("Sellers").

      WHEREAS, the parties wish to further amend the Agreement, and to settle certain disputes between the parties;

      WHEREAS, Buyer and Sellers are of the opinion that it would be mutually beneficial to combine the original Agreement and all amendments into one document for clarity and ease of administration; and

      WHEREAS, Sellers agree to sell and Buyer agrees to purchase coal upon terms and conditions as follows:

      NOW, THEREFORE, in consideration of the mutual benefits to be derived, as of July 1, 1996, Buyer and Sellers do hereby amend and combine the original Agreement and all amendments into this document.

      1.0 Description. The description of the coal to be sold and delivered under this Agreement for use at Buyer's Roxboro 4 and/or Mayo 1 Units is made part of the basis of the bargain of the Agreement. Conformity to the description also requires that the coal be substantially free from impurities. The said coal shall not be larger than 2 inches in diameter, but may be of smaller size provided such smaller size does not cause Buyer unusual difficulties in handling and utilization. The said coal shall conform to the following quality characteristics:

                                                        MONTHLY PURCHASE
                                                         ORDER WEIGHTED           TRAINLOAD
                                                             AVERAGE              SHIPMENT
                                                             -------              --------
Moisture Content, %                                          8.5 max.              9.0 max.

Ash Content, %                                              13.2 max.             14.0 max.

Calorific Content, Btu/lb.                                12,000 avg.                   (5)

Sulfur Content, lbs.  SO(2)/mm Btu(1)                        1.2 max.              1.2 max.

Volatile Matter %(2)(3)                                           (6)             25.0 min.

Grindability (HGI)                                            39 min.               38 min.

Ash Fusion Temp. (H=W, Reducing)(degree)F(2)(4)                   (6)             2400 Min.

            (1) Pounds of SO(2)/mmBtu are predicated on the conversion of 100 percent of available sulfur to sulfur dioxide.

            (2) The specifications for Volatile Matter and Ash Fusion Temperature apply to deliveries from sources other than Marrowbone mines producing in the Coalburg, Clarion, and/or 5-Block seams.

            (3) The minimum trainload specification for Volatile Matter shall be increased to 30.0% effective January 1, 2000.

            (4) No coal shall be shipped from a seam or source with an Ash Fusion Temperature below 2400(degree)F (H=W, Reducing).

            (5) No trainload maximum or minimum identified for this characteristic.

            (6) No monthly purchase order weighted average identified for Volatile Matter or Ash Fusion Temperature.

      2.0   Quantity and Delivery.

            (a) Except as provided in Paragraph 8.0, Force Majeure, deliveries of coal under this Agreement commencing on July 1, 1996 and thereafter shall be as follows:

YEAR                                                     TOTAL TONNAGE
----                                                     -------------
July thru December, 1996                                 1,375,000 tons
1997 and thereafter through 2006                         2,750,000 tons per year

         TOTAL                                           28,875,000 tons

                  Buyer and Sellers understand and agree that the tonnages set forth above are annual commitments and that Buyer and Sellers shall schedule, ship and accept shipments each calendar month as necessary to insure that such annual contract commitments are satisfied each calendar year, subject to the provisions of Paragraph 8.0, Force Majeure. Monthly shipping schedules will, where possible, be adjusted to reflect Sellers' planned vacation period and Buyer's planned maintenance outages.

                  (1) On or prior to December 1 of each calendar year during the term hereof, Sellers shall provide Buyer with a tentative schedule of monthly coal shipments during the ensuing calendar year. Buyer shall promptly review this schedule and notify Sellers of any modifications within ten (10) business days of receipt. Buyer and Sellers shall then agree on the tentative monthly shipping schedule for the ensuing calendar year on or prior to December 20.

                  (2) Buyer shall specify to Sellers on or prior to the twenty-fifth day of each calendar month during the term hereof the dates and destinations for shipments to be made hereunder in the next succeeding calendar month; provided, however, that Buyer reserves the right to change the destination of such shipments at any time.

            (b) The term "ton" as used herein shall mean a net ton of two thousand pounds, avoirdupois weight.

            (c) Sellers will load coal sold hereunder pursuant to trainload or other applicable tariffs (and supplements) established by the railroad that will haul the coal, and such other tariffs as may evolve that are mutually acceptable to Buyer, Sellers, and the railroad. Loading of trains at the rate of at least 10,000 tons in a 4-hour period will be performed by Sellers, exclusive of holidays, in accordance with the provisions of applicable freight tariffs.

            (d) Buyer and Sellers shall mutually arrange for the necessary rail cars to make the specified deliveries and Sellers shall cause the coal to be loaded in a manner that will assure reasonably uniform consistency as to size and quality. Sellers shall cause each rail car to be loaded to full visible capacity, and shall reimburse Buyer for any penalty and freight charges resulting from deficits in carload minimum weight. Sellers shall pay any costs of demurrage or storage at the shipping points not caused by Buyer.

            (e) The coal shipped hereunder shall be supplied from the loadout facilities of Marrowbone or, at Sellers' sole discretion, any other source, provided that:

                  (1) With respect to shipments from Marrowbone, Sellers shall have the right, at their sole discretion, to purchase and/or process coals produced by other coal producers (whether affiliated with Sellers or not) and to ship such coal to Buyer, provided that the coal shipped to Buyer satisfies the quality characteristics specified in Paragraph 1.0, Description.

                  (2) The f.o.b. mine prices set forth in Paragraph 5.0, Price are based on shipment from the Marrowbone loadout facility at Naugatuck, West Virginia. In the event Sellers elect to ship coal from any origin other than the Marrowbone loadout at Naugatuck, West Virginia, the f.o.b. mine place for such shipments shall be adjusted to result in the same delivered cost to Buyer, calculated in cents per million Btu, as the cost which would have resulted if such shipments had originated from Marrowbone.

                  (3) With the exception of purchases of replacement coal for non-shipment arising out of force majeure events (as provided in Paragraph 8.0, Force Majeure), if Sellers elect to supply coal to Buyer from sources other than Marrowbone, such coal shall be purchased by Sellers under a contract with a coal producer with a term of at least sixty (60) days. Sellers shall notify Buyer before shipping any coal to Buyer from a source or seam other than those from which coal has been shipped to Buyer in the past hereunder.

      2.1   Weights.

            (a) In the event that coal is delivered from the Marrowbone loadout at Naugatuck, West Virginia, Sellers will determine the weight of coal delivered under this Agreement by means of electronic belt scales located at the mine site, provided and operated by Sellers and approved by the railroad. The loaded weight will be determined for each train for each loading and such weight shall be the basis for payment by Buyers. Sellers shall test and calibrate such scales at thirty (30) day intervals to maintain them at a trainload accuracy within plus or minus 0.5 percent through the use of calibration techniques acceptable to Sellers, Buyer, and the railroad. Testing, calibration, and certification of the scales will be under the jurisdiction of the railroad and the applicable state agency. Sellers shall promptly provide Buyer with a copy of the results of all scale testing, calibrations, and certifications.

            (b) Sellers shall give immediate notice by telephone or facsimile, and confirm such notice in writing to both Buyer and the railroad, if and when Sellers discover that the weighing facilities have become inoperable or are discovered to be in error beyond the limits mentioned above. During any period when such weighing facilities are inoperable or in error, determination of the quantities of coal delivered shall be made by a procedure to be established by Buyer, Sellers, and the railroad.

            (c) Buyer shall have the right to have a representative present at any and all times to observe the determination of weights. If Buyer should at any time question the accuracy of the weights thus determined, Buyer shall so advise Sellers, and confirm such advice in writing, and Sellers shall arrange to test the weighing devices or methods. If such tests show the weighing devices to be in error, they shall be adjusted to the required accuracy as mutually agreed upon by Buyer and Sellers, in accordance with generally accepted calibration techniques used in the coal and railroad industries.

            (d) If the weighing devices are determined to be in error beyond the limits as set forth in Paragraph 2.1(a), an appropriate adjustment shall be made in weights and related payments; provided, however, that no such adjustment shall be retroactive for a period in excess of thirty (30) days prior to the date that Buyer first questioned Sellers about the accuracy of the weighing devices or methods, or thirty (30) days prior to the discovery of the inaccuracy of the weighing devices if the inaccuracy is discovered upon a regularly scheduled testing.

            (e) In the event Sellers elect to supply coal to Buyer from sources other than Marrowbone, the weight of coal in each shipment shall be determined in accordance with Buyer's transportation contract with the railroad, any amendments thereto, or any new agreements between Buyer and the railroad for the transportation of coal hereunder. Sellers shall have the right, but not the obligation, to weigh such coal at Seller's loading facilities as long as such weights are determined by scales and in accordance with policies and procedures approved by the railroad. Sellers shall reimburse Buyer for any and all costs associated with the weighing of such coal charged by the railroad to Buyer. Weights so determined shall be accepted by the parties for purposes of payment hereunder

      3.0 Term of Agreement. The term of this Agreement shall be for the period beginning October 1, 1976 and ending December 31, 2006.

      4.0 Payment. Buyer shall make payments in accordance with the following schedule:

            (a) For coal received at Buyer's plants from the first day of the month through the fifteenth day of the month, payment will be made on or before the tenth day of the following month.

            (b) For coal received at Buyer's plants from the sixteenth day of the month through the last day of the month, payment will be made on or before the twenty-fifth day of the following month.

            (c) Payments for coal pursuant to Paragraph 5.3 will be made on or before the dates indicated therein.

            All payments shall be made by wire or electronic transfer of immediately available funds on the dates indicated, and shall be paid to Sellers at:

                                            Mountaineer Coal Development Company
                                            d/b/a Marrowbone Development Company
                                            c/o Bank of America
                                            231 S. LaSalle Street
                                            Chicago, IL 60697

                                            Account #78-20151
                                            ABA #071000039

      5.0   Price.

      5.1 The price per ton f.o.b. mine for all tons shipped on or near July 1, 1996 shall be as follows:

    CALENDAR YEAR                             ANNUAL PRICE
    -------------                             ------------
1996 (effective 7/1)                             $33.00
        1997                                     $29.50
        1998                                     $28.00
        1999                                     $28.50
        2000                                     $29.00
        2001                                     $29.58
        2002                                     $30.06
        2003                                     $30.67
        2004                                     $31.28
        2005                                     $31.91
        2006                                     $32.55

      5.2   Buyer and Sellers recognize that the prices set forth in Paragraph
            5.1 may require adjustment, either increase or decrease, because of the imposition of federal or state legislation or regulation after July 1, 1996, or any changes in the interpretation and enforcement of existing federal or state requirements after

            July 1, 1996, that impose or change a tax, assessment or other governmental charge based on the volume of tons produced or the price of coal sold by Sellers under this Agreement. In the event of such an imposition, either party may submit to the other party detailed documentation of the proposed price adjustment, and Sellers and Buyer shall meet to discuss and attempt to agree upon an adjustment to reflect the actual change in Sellers' costs.

            In the event that Sellers elect to supply coal from sources other than Marrowbone, the provisions of this Paragraph 5.2 shall only apply to the price of coal from such sources if (i) Sellers purchase such coal for resale to Buyer under a contract with a term of at least one (1) year, and (ii) the contract between Sellers and the supplier of such coal provides for the payment by Sellers to the supplier of the types of costs described in this Paragraph 5.2, including any such costs in effect at the time Sellers execute a contract for the purchase of coal from such sources.

            In the event that Sellers elect to blend coal subject to price adjustments pursuant to this Paragraph 5.2 with other coals, only the price for the percentage of such coal supplied to Sellers that is subject to this Paragraph 5.2 shall be adjusted.

            In the event Sellers and Buyer are unable to agree as to the amount the price per ton should be increased or decreased, then the matter shall be submitted to an independent third party experienced in the matters in question that is acceptable to both Sellers and Buyer. The cost of such third party shall be borne equally by Buyer and Sellers. The price increase or decrease per ton, as determined by the independent third party, shall be binding on both Sellers and Buyer; provided, however, that any increase shall not exceed the amount previously proposed by Sellers, and any decrease shall not exceed the amount previously proposed by Buyer. In the event a third party cannot be agreed upon, the provisions of Paragraph 18.0, Third Party Selection shall apply.

      5.3 On the day of execution of this Agreement, Buyer shall remit a payment for coal of $3,013,000 to Sellers.

            Buyer shall remit the following additional payments for coal to Sellers on or before the dates specified:

YEAR           JANUARY 1           APRIL 1             JULY 1              OCTOBER 1
----           ---------           -------             ------              ---------
1996                  --                 --                  --           $3,000,000

1997          $3,750,000         $3,750,000          $3,750,000           $3,750,000

1998          $4,625,000         $4,625,000          $4,625,000           $4,625,000

1999          $4,062,500         $4,062,500          $4,062,500           $4,062,500

      6.0 Remedies for Quality Deviations. The following are Buyer's sole and exclusive remedies for coal quality deviations from the quality characteristics specified in Paragraph 1.0, Description:

            (a) A price adjustment shall be applied to Sellers' account when there is a difference between the as-received Btu per pound and 12,000 Btu per pound. If and when the results of analysis reflect that the average Btu content of coal delivered hereunder, calculated on a per purchase order basis, is less than 11,900 or more than 12,100 Btu per pound, a price adjustment will be made based upon the delivered cost of coal to Buyer, including the actual freight rate per ton, excluding the payment for coal pursuant to Paragraph 5.3.

                                     EXAMPLE

            For coal delivered with a weighted average quality of 12,200 Btu per pound on a purchase order basis at a price per ton of $19.20 and a freight rate of $4.31 per ton, an increase in the price per ton would be calculated as follows:

Price                       $19.20
Freight Rate                  4.3l
                            ------
Delivered Cost/Ton          $23.51

200 Btu/lb. Variance        X $23.51 = $.3918/ton increase in the price per ton
------------------------
12,000 Btu/lb. Guarantee

            For coal delivered with a weighted average quality of 11,800 Btu per pound on a purchase order basis at a price per ton of $19.20 and a freight rate of $4.31 per ton, a decrease in the price per ton would be calculated as follows:

Price                       $19.20
Freight Rate                  4.3l
                            ------
Delivered Cost/Ton          $23.51

200 Btu/lb. Variance        X $23.51 = $.3918/ton decrease in the price per ton
------------------------
12,000 Btu/lb. Guarantee

            (b)   Moisture Content

                  (1) If the weighted average moisture content calculated on a per purchase order basis exceeds 8.5%, a price adjustment of $.20 per ton per percentage point (fractions pro rata) will be credited to Buyer for all tons shipped under that purchase order.

                  (2) If the moisture content of any trainload shipment of coal exceeds 9.0%, a price adjustment of $.25 per ton will be credited to Buyer for all tons in such trainload shipment.

            (c)   Ash Content

                  (1) If the weighted average ash content calculated on a per purchase order basis exceeds 13.2%, a price adjustment of $.30 per ton per percentage point (fractions pro rata) will be credited to Buyer for all tons shipped under that purchase order.

                  (2) If the ash content of any trainload shipment of coal exceeds 14%, a price adjustment of $.40 per ton will be credited to Buyer for all tons in such trainload shipment.

            (d)   Grindability (HGI)

                  (1) If the weighted average grindability calculated on a per purchase order basis is less than 39, a price adjustment of $.25 per ton per grind point (fractions pro rata) will be credited to Buyer for all tons shipped under that purchase order.

                  (2) If the grindability of any trainload shipment of coal is less than 38, a price adjustment of $.35 per ton will be credited to Buyer for all tons in such trainload shipment.

            (e) Sellers agree to promptly supply Buyer with an analysis, performed in accordance with ASTM standards, of the sulfur content of each shipment of coal supplied under this Agreement. In the event that the sulfur content of any single trainload shipment exceeds 1.2 lbs. SO(2)/mmBtu, Buyer shall have the right to reject such trainload shipment, and title and risk of loss shall revert back to Sellers upon rejection. In the event that a trainload shipment of coal is rejected by Buyer, Sellers shall reimburse Buyer for its actual costs incurred including transportation from the mine to destination. Buyer shall not unload any trainload shipment delivered hereunder until it has received Sellers' analysis reflecting a sulfur content of 1.2 pounds SO(2)/mmBtu or less. Sellers agree to reimburse Buyer for any demurrage incurred as a result of holding any trainload shipment while awaiting receipt of such analysis.

            (f) In the event that Sellers are supplying coal hereunder from a source other than Marrowbone mines producing coal in the Coalburg, Clarion and/or 5-Block seams and the analysis of any trainload shipment containing any coal from such source indicates an Ash Fusion Temperature (H=W, Reducing) less than 2400(degree)F or a Volatile Matter content of less than 25.0% (30% effective January 1, 2000), Buyer may suspend further shipments from such source until Sellers give Buyer reasonable assurances that further shipments from such source will satisfy the requirements of Paragraph 1.0, Description. For the purpose of this Paragraph 6.0(f), a source shall be defined as an individual mine or a readily identifiable seam for which quality is ascertainable, and from which coal is produced for delivery hereunder. Any trainload shipments containing any coal from such source that have an Ash Fusion Temperature (H=W, Reducing) less than 2400(degree)F or a Volatile Matter content of less than 25.0% (30% effective January l, 2000) that have not yet been unloaded may be rejected by Buyer, and upon rejection, Sellers shall reimburse Buyer for its actual costs incurred including transportation from the mine to destination, and title and risk of loss shall revert to Sellers.

                  In the event that shipments hereunder originate at any Marrowbone mine producing coal in the Coalburg, Clarion, and/or 5-Block seams, Buyer shall not have the right to suspend or reject shipments based on the Ash Fusion Temperature or Volatile Matter content of such shipments.

      6.1 Other Quality Parameters. In the event Buyer is unable, after exerting reasonable efforts, to burn coal shipped hereunder from reserves other than the Coalburg, Clarion and/or 5-Block seam reserves controlled by Marrowbone as of July 1, 1996 because such coal causes significant operating problems that are directly attributable to a quality parameter other than those set forth in Paragraph 1.0, Description, Buyer shall consult with Sellers, and allow Sellers' combustion consultants reasonable access to Buyer's records, facilities, and personnel, in an effort to alleviate such problems. In the event the parties' efforts do not alleviate such operating problems within forty-five (45) days from Buyer's notification to Sellers of the problem, Sellers shall, at their sole discretion, elect either (i) to change to a source that Sellers, after reasonable consultation with Buyer, determine will alleviate such operating problems, in which case shipments will commence as soon as practicable from such changed source and any shipments missed as a result of Buyer's operating problems or the change in source shall be made up as soon as practicable, or (ii) to cease shipments hereunder for the remaining term of the contract or commitment for the source that Sellers and Buyer believe is causing such operating problems. Buyer's operating problems, and Sellers' election of either of the foregoing options, shall not excuse or otherwise effect Buyer's obligation to make payments for coal pursuant to Paragraph 5.3.

            Upon request by Sellers, Buyer shall evaluate any source or seam of coal to be supplied under this Agreement, and if such source or seam is approved by Buyer, in writing, in advance of the commencement of shipments from such source or seam, the provisions of this Paragraph
            6.1 shall not apply. Such approval shall not be unreasonably withheld, and Buyer shall not withhold such approval if it has previously purchased coal from the source or seam in question and burned such coal without encountering significant operating problems. Sellers shall provide Buyer with quality information regarding the seam or source. In the event Buyer has not burned coal from the source or seam in question, Buyer may test burn such coal. If Sellers request a test, Buyer shall test burn such coal unless the quality information provided to Buyer indicates that there is a quality characteristic inherent in the coal, other than those specified in Paragraph 1.0, Description, which prevents the burning of such coal at Roxboro 4 and/or Mayo 1

            Units. The coal supplied for such test will be supplied at a mutually agreed-upon price, consistent with the spot market price for compliance coal at the time of the shipment. The quantity of coal supplied for the test burn shall not exceed 50,000 tons, and such quantity will be in addition to the tonnage commitment pursuant to Paragraph 2.0, Quantity and Delivery. Buyer shall inform Sellers of its decision to approve or disapprove such source or seam within ten (10) days of receipt of all necessary information and/or completion of any test burn of the coal.

      7.0 Sampling and Analysis. Sellers or their designee shall sample and analyze each trainload shipment of coal to be delivered to Buyer to determine the quality parameters specified in Paragraph 1.0, Description. Such sampling and analysis shall be performed in accordance with ASTM standards or by other mutually acceptable methods. Sampling of the coal will be performed as the coal is loaded into railcars. Sellers or their designee shall provide trainload analyses to Buyer as soon as practicable after each train is loaded.

      7.1 Buyer or its representative shall have the right to inspect the sampling system(s) and laboratory used to sample and analyze the coal applied hereunder at any and all times that coal is loaded or analyzed for delivery to Buyer. Should it be determined that the sampling system(s) or laboratory are not in compliance with ASTM standards for sampling and analyzing coal, Sellers agree to take the necessary steps to ensure that future shipments of coal to Buyer are sampled and analyzed in accordance with ASTM standards. Prior to or within ten (10) days of the first shipment of coal that is sampled or analyzed by a sampling system or laboratory that has not previously sampled or analyzed deliveries under this Agreement, Sellers shall provide Buyer with independent confirmation that the sampling system and/or the laboratory are in accordance with ASTM standards.

      7.2 Should it be determined that sampling or analysis of a trainload shipment was not performed by Sellers or their designee in accordance with ASTM standards, the parties agree that (i) Buyer's sampling and analysis shall govern for that shipment or (ii) if neither party performed the sampling and analysis of that shipment in accordance with ASTM standards, the shipment shall be deemed not to have been sampled and analyzed for the purposes of this Agreement. The sampling and analysis of a shipment that was performed in accordance with ASTM standards and that was used in calculating adjustments to monthly billings in accordance with Paragraph 6.0, Remedies for Quality Deviations herein shall govern for all other purposes under this Agreement.

      7.3 As soon as practicable after the end of each month, the weighted average quality of the coal delivered hereunder for the quality parameters specified in Paragraph 1.0, Description hereof during that month shall be determined on a purchase order basis and provided to Buyer. The quality results thus determined shall be used in calculating price adjustments pursuant to Paragraph 6.0, Remedies for Quality Deviations.

      7.4 In the event that Sellers elect to ship coal from source(s) other than Marrowbone pursuant to Paragraph 2.0(e) that will deliver coal directly to Buyer under a purchase agreement with a term of one year or more, or volume of 500,000 tons or more, Buyer shall promptly review the independent confirmation that the sampling system is in accordance with ASTM standards pursuant to Paragraph 7.1. If the subject sampling system has been changed since its last bias test, or has not been bias tested within the last eighteen (18) months, and Buyer has reasonable concerns regarding possible bias of such system, Buyer shall have the right to request a bias test of the sampling system, to be conducted within sixty (60) days of commencement of shipments from such source, by an independent third party in conformance with the Rose method for bias testing. A report of the test will be supplied to Buyer and Sellers. Should the results of the bias test show a "statistically significant bias" in the sampling system as determined by the third party, Sellers shall take immediate action to eliminate such bias, and shall pay for all costs of the bias test. If the bias test does not show a "statistically significant bias" in the sampling system, Buyer shall pay for all reasonable costs of the bias test. In the event the third party called for above cannot be agreed upon, the provisions of Paragraph 18.0, Third Party Selection shall apply.

      8.0   Force Majeure

      8.1 Neither party shall be subject to liability to the other for failure to perform in strict compliance with this Agreement where such failure results from an event or occurrence beyond the control of the party affected thereby such as, without limitation, acts of God, war, insurrection, riots, strikes, labor disputes, labor and material shortages, fires, explosions, floods, breakdowns or damage to the mines, plants, equipment or facilities, interruptions to transportation, car shortages, embargoes, orders or acts of civil or military authority, legislation, regulation, or administrative ruling. Normally scheduled maintenance outages, including without limitation outages for installation of equipment (including any outage for the installation of low NOx burners at the Roxboro 4
            Unit) required to comply with regulations or legislation in effect as of July 1, 1996, shall not constitute an event of force majeure hereunder. Written notice including full information as to the cause and probable extent of the event shall be furnished within ten (10) calendar days after the failure first occurs. Failure to provide such notice within the ten (10) calendar days specified herein shall be deemed a waiver of all rights provided pursuant to Paragraph 8.1 with regard to the particular event or occurrence. Any interruption in deliveries hereunder as a result of any such force majeure event shall not terminate this Agreement and upon removal of the cause of interruption, deliveries shall be resumed.

      8.2 In the event of the enactment of any federal, state or local law, legislation, ordinance, rule or regulation after July 1, 1996, which prohibits the burning or use of the coal to be supplied hereunder or has the effect of requiring Buyer to purchase coal having different quality characteristics from those set forth in Paragraph 1.0, Description in order to comply with such federal, state or local law, ordinance or regulation, shipments hereunder may be terminated by Buyer upon ninety (90) days advance notice to Sellers; provided, however, that shipments under this Agreement shall not be so canceled if Sellers elect (i) to substitute coal from other sources and such coal has quality characteristics which enable Buyer to comply with applicable law, or (ii) to modify the operation from which the coal is supplied such that the quality of coal shipped shall enable Buyer to comply with applicable law, or (iii) to take any other step that enables Buyer to comply with applicable law. In the event that shipments are terminated pursuant to this Paragraph 8.2, Buyer shall remit to Sellers $3.447 per ton as liquidated damages as full and complete settlement of all claims and not as a penalty for each ton terminated. Such amounts shall be paid in accordance with Paragraph 4.0, Payment based upon the shipment schedule established pursuant to Paragraph 2.0, Quantity and Delivery. Termination of shipments pursuant to this Paragraph 8.2 shall excuse Buyer's obligation to make payments for coal pursuant to Paragraph 5.3 with respect to those tons terminated. To the extent that such payments for coal have been made by Buyer with respect to terminated tons, such amounts shall be credited against future payments for coal to be made under Paragraph 5.3, or if no future payments for coal are to be made, Sellers shall refund such amounts to Buyer.

      8.3 In the event that (i) a force majeure event results in the physical inability to generate electricity at the Roxboro 4 and/or Mayo 1 Unit(s), or (ii) a force majeure event that does not fall within Paragraph 8.2 above totally prevents the generation of electricity at Roxboro 4 and/or Mayo 1, for a period that exceeds six (6) consecutive calendar months in duration ("Extended Force Majeure"), Buyer's annual commitment to purchase coal under this Agreement shall be reduced by an amount equal to the number of tons not shipped during and as a result of the Extended Force Majaure; provided, however, that nothing herein shall (or shall be construed to) discharge or diminish Buyer's obligation to take reasonable steps to avoid, cure, or otherwise mitigate the effect of such an event of force majeure, including but not limited to acceptance of additional quantities hereunder at the unaffected Unit. Buyer shall not enter into any new spot or contract agreements for compliance coal for the unaffected Unit during the term of the Extended Force Majeure until Sellers are given the option to supply such quantities hereunder.

            Should Buyer expect that the Extended Force Majeure will exceed a total of twelve (12) months, then after the expiration of the initial six (6) months of the Extended Force Majeure, the parties shall determine whether the coal to be delivered hereunder or coal with different specifications than those in Paragraph 1.0, Description can be supplied by Sellers and consumed at Buyer's other coal-fired plants without causing operational problems, regulatory compliance issues, or breach of any contract commitments to other coal suppliers. If so, Sellers shall have the option to deliver such coal under this Agreement, and this Agreement shall be amended to reflect any necessary changes. If coal with different specifications than those in Paragraph 1.0, Description is delivered hereunder, the price for such coal shall be adjusted to reflect the difference in the quality of the coal to be substituted and any other relevant factors in existence at the time. Should the parties be unable to agree upon such an adjustment, it shall be determined by an independent third party agreed upon by both Buyer and Sellers. In the event a third party cannot be agreed upon, the provisions of Paragraph 18.0, Third Party Selection shall apply.

            The occurrence of an Extended Force Majeure shall not affect Buyer's obligation to make payments for coal as set forth in Paragraph 5.3.

      8.4 Coal not shipped as scheduled as a result of an event of force majeure (excluding coal not shipped due to an Extended Force Majeure pursuant to Paragraph 8.3) shall be rescheduled for shipment as soon as practicable after the cessation of the force majeure event. This revised schedule shall provide for delivery of such coal within thirty (30) months of cessation of the force majeure event.

            In the event that Sellers experience a force majeure event, the price applicable to rescheduled shipments shall be the lesser of the price applicable at the time such shipments were originally scheduled for shipment or the price applicable on the date of shipment of coal. In the event that Buyer experiences a force majeure event, the price applicable to such rescheduled shipments shall be the greater of the price in effect on the date of the shipment of the coal or the price applicable at the time such shipments were originally scheduled for shipment.

      8.5 Except as provided in Paragraph 8.8, a force majeure event, including an Extended Force Majeure event pursuant to Paragraph 8.3, shall not affect the amount or timing of payments for coal due pursuant to Paragraph 5.3. Such payments for coal shall be made as if those tons not shipped as originally scheduled as a result of the force majeure event were shipped as so scheduled; provided, however, that if such tons are not made up pursuant to Paragraph 8.4 as a result of Sellers' inability to supply such tons, Buyer shall receive a credit for payments for coal made pursuant to Paragraph
            5.3 with respect to any tons not shipped.

      8.6 Twelve (12) months prior to any renewal of a contract between the United Mine Workers of America ("UMWA") and the employers of employees represented by the UMWA, or any future labor organization representing such employees, reasonable efforts shall be made by Buyer and Sellers to mutually agree to accelerate shipment of coal prior to the anticipated commencement of the expiration of such contract. Such acceleration of coal shipments (hereafter referred to as "Accelerated Tonnage"), which shall be shipped to Buyer and shall meet the specifications herein, is in anticipation of the interruption of coal supplies which might result by reason of the expiration of such contract. The price for all Accelerated Tonnage shall be the price in effect at the time the coal was originally scheduled to be shipped pursuant to Paragraph 5.1. Neither the amount nor the timing of the payments for coal due under Paragraph
            5.3 with respect to such tons shall be affected by such acceleration and such payments for coal shall be made as if shipment of the Accelerated Tonnage had not occurred.

      8.7 The parties shall mutually determine within thirty (30) days of the end of any disruption described in Paragraph 8.6 or any disruption resulting from a railroad labor strike, the amount of coal that Sellers were unable to ship based upon the tons scheduled to be shipped during the period of such disruption, less any Accelerated Tonnage. After such determination, the parties shall mutually schedule the shipment of such coal so that Sellers may reasonably produce and ship same over the next succeeding thirty (30) month period. The price for such coal shall be the price in effect at the time of shipment.

      9.0 Quality Information. On request, Sellers shall furnish to Buyer information sufficient to show the quality of coal to be shipped from any seam or source, including proximate analysis, mineral ash analysis, ultimate analysis, or any other quality information requested by Buyer with respect to coal shipped under this Agreement that is existing and reasonably available to Sellers.

            On request, Buyer shall furnish to Sellers any quality analysis performed by it or on its behalf with respect to shipments hereunder.

      10.0 Title. The title to the coal covered by this Agreement shall pass directly from Sellers to Buyer as soon as the coal is loaded into railcars at the mine.

      11.0 Consignment. The coal covered by this Agreement is intended for consumption at Buyer's Roxboro 4 and/or Mayo 1 Units. However, at any time and from time to time during the term of this Agreement, Buyer shall have the right to have all or any part of the coal covered by this Agreement consigned to any other destination, provided that Buyer gives Sellers five (5) days written notice of such consignment; that Buyer causes Sellers to be furnished with railroad cars, applicable railroad tariffs, and adequate instructions for shipment of coal so consigned; and that such consigned shipments do not impose additional obligations on Sellers greater than those provided for in Paragraph 2.0, Quantity and Delivery and Paragraph 2.1, Weights.

            In any case of consignment pursuant to this Paragraph, Buyer shall remain fully liable for the obligations set forth in this Agreement, and Buyer shall pay for such coal, including quality adjustments pursuant to Paragraph 6.0, Remedies for Quality Deviations, utilizing the same freight rates which would have been effective had the shipment(s) not been reconsigned by Buyer. Sellers shall not have any contractual responsibility to the consignee, and such consignee shall have no rights, privileges or responsibilities hereunder.

      12.0 Access. Buyer or its designated representatives shall have access, at reasonable times and without interfering with production, to Marrowbone or any affiliate of Sellers producing coal covered by this Agreement. In addition, Sellers shall exert reasonable efforts to ensure that Buyer or its designated representatives shall have access, at reasonable times and without interfering with production, to mines owned by third parties producing coal covered by this Agreement. Such access shall be for the purpose of inspecting said mines and related facilities and examining the quality records. Buyer shall also have access to Sellers' or its supplier's books and records during normal business hours as necessary to understand and evaluate any proposed price adjustment submitted to Buyer by Sellers in accordance with the provisions of Paragraph 5.2. Sellers shall provide Buyer with access to such books and records within two (2) weeks of Buyer's written request, and shall make all such books and records available at the mine or at Sellers' corporate offices. Sellers or their designated representatives shall have access, at reasonable times and without interfering with operations, to the facilities of Buyer to observe the sampling and analysis of any coal sold hereunder.

      13.0 Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other breach. Except with respect to remedies as set forth in Paragraph 6.0, Remedies for Quality Deviations, all remedies afforded under this Agreement shall be in addition to every other remedy provided herein or by law.

      14.0 Notices. Notices provided for or required herein shall be given by facsimile and by first class mail as follows:

            To Sellers:

            Mountaineer Coal Development Company
            d/b/a Marrowbone Development Company
            1010 One Valley Square
            Charleston, West Virginia 25301
            Facsimile Number: (304) 340-3739

            To Buyer:

            Carolina Power & Light Company
            Fossil Fuel Department
            P. O. Box 1551
            411 Fayetteville Street
            Raleigh, North Carolina 27602
            Facsimile Number: (919) 546-2590

      15.0 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns, provided it shall not be assigned by Buyer or Sellers, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

      16.0 Finality. This written Agreement is intended as the final, complete and exclusive statement of the terms of this Agreement between the parties with regard to the subject matter hereof. The parties agree that parol or extrinsic evidence may not be used to vary or contradict the express terms of this Agreement. This Agreement shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed with the same formality as this Agreement.

      17.0 Governing Law. This Agreement shall be construed, enforced, and performed in accordance with the laws of the Commonwealth of Virginia.

      18.0 Third Party Selection. In the event that the parties are unable to agree upon an independent third party to resolve matters referenced in Paragraphs 5.2, 7.4, and/or 8.3, the Center for Public Resources, New York, shall appoint an independent third party qualified in such matters to render a binding decision regarding any such disagreement pursuant to these three Paragraphs.

      19.0 Release. Buyer and Sellers agree to release and forever discharge each other and their predecessors, parents, subsidiaries, officers, directors, employees, agents, successors and assigns from any and all claims, demands, actions or causes of action whatsoever, known or unknown, which have been or could have been raised arising out of or in connection with the Agreement on or before July l, 1996; provided, however, that Sellers do not release Buyer from
(i) any amounts to be paid for coal delivered in June, 1996; (ii) and penalty/premium price adjustments due after February 1, 1996; or (iii) payments for liquidated damages pursuant to force majeure claims at Mayo 1 and Roxboro 4 during the first half of 1996.

      IN WITNESS WHEREOF, Buyer and Sellers have each caused this Agreement to be effective as of the first day of July, 1996.

Witness:                                    CAROLINA POWER & LIGHT COMPANY

/s/ Max F. Thompson, Jr.                    By: /s/ James M. Davis, Jr.
-------------------------------------           --------------------------------
As to Carolina Power & Light Company
                                            Title: SR. V.P.

                                            Date:  7/19/96

Witness:                                    MOUNTAINEER COAL DEVELOPMENT COMPANY
                                            d/b/a MARROWBONE DEVELOPMENT COMPANY

/s/ Michael V. Altrudo
-------------------------------------
As to Marrowbone Development Company        By: /s/ David M. Young
                                                --------------------------------

                                            Title: President

                                            Date:  7-19-96

Witness:                                    BLUEGRASS COAL DEVELOPMENT COMPANY

/s/ Michael V. Altrudo                      By: /s/ C. K. Lane
-------------------------------------           --------------------------------
As to Bluegrass Coal Development Company
                                            Title: President

                                            Date:  7-19-96

FRANKLIN COAL SALES COMPANY subsidiary of Zeigler Coal Holding Company

ZEIGLER                                   50 Jerome Lane

                                          Fairview Heights, Illinois 62208

                                          618-394-2400

                                          Writer's Direct Line

                                  July 19, 1996

Mr. James M. Davis, Jr.
Senior Vice President
Carolina Power & Light Company
Post Office Box 1551
Raleigh, NC  27602

      RE: Agreement for Sale and Purchase of Coal Between Carolina Power & Light Company and Franklin Coal Sales Company Dated As of April 1, 1995 ("Agreement")

Dear Mr. Davis:

Please refer to Article XlV, Payments of the Agreement referenced above. Confirming discussions between the parties, the last paragraph of Article XIV shall be deleted in its entirety and replaced with the following:

      "d) Such payments shall be made by Buyer to Seller via wire or electronic transfer of immediately available funds (in United States currency) to the following account:

                           Franklin Coal Sales Company
                               c/o Bank of America
                              231 S. LaSalle Street
                                Chicago, IL 60697

                                Account #78-20151
                                 ABA #071000039"

Except as specifically provided above, all terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Letter Agreement, shall continue to comprise the entire agreement between the parties concerning the subject matter thereof.

Letter to Mr. James M. Davis, Jr.
July 19, 1996
Page: 2

This amendment is entered into concurrently with the Amended and Restated Marrowbone Agreement.

I believe the preceding accurately reflects our discussions. If you concur, please sign both copies of this Letter Agreement in the Space provided and return one copy to me for our files.

                                               Sincerely,

                                               /s/ M.V. Altrudo

                                               M.V. Altrudo
                                               President

AGREED TO AND ACCEPTED

This 19 day of July, 1996

CAROLINA POWER & LIGHT COMPANY

By: /s/ James M. Davis, Jr.
    --------------------------------

Title: Senior Vice President
       Power Operations Group

MOUNTAINEER
COAL
DEVELOPMENT
COMPANY
--------------------------------------------------------------------------------
1010 One Valley Square - Charleston, West Virginia 25301 - (304) 340-3720 - Fax
(304) 340-3739

                                                                     AMENDMENT 1

July 29, 1998

Mr. Kevin B. Cardwell
Director, Fossil Fuel Department
Carolina Power & Light Company
Post Office Box 1551
Raleigh, NC  27602

Mr. C. K. Lane
President
Bluegrass Coal Development Company
771 Corporate Drive, Suite 310
Lexington, KY 40503

RE: Agreement for Sale and Purchase of Coal between Carolina Power & Light Company, Mountaineer Coal Development Company, d/b/a Marrowbone Development Company and Bluegrass Coal Development Company Amended and Restated as of July 1, 1996, As Amended ("Agreement")

Gentlemen:

Please refer to Paragraph 2.0, Quantity and Delivery of the Agreement referenced above. Confirming discussions between the parties, the annual tonnage to be shipped in Calendar Years 1998 and 1999 shall be changed from 2,750,000 tons per year to 2,450,000 tons per year. The total tonnage is therefore changed from 28,875,000 tons to 28,275,000 tons.

In consideration of the amended tonnage commitment, commencing September 10, 1998 and on the tenth day of each calendar month thereafter through January 10, 1999, Buyer shall remit to Seller the sum of $210,000, and commencing February 10, 1999 and on the tenth day of each calendar month thereafter through January 10, 2000, Buyer shall remit to Seller the sum of $81,250. Such amount shall be paid in addition to amounts otherwise due pursuant to the Agreement.

July 29, 1998

Except as specifically provided above, all terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Letter Agreement, shall continue to comprise the entire agreement between the parties concerning the subject matter thereof.

I believe the preceding accurately reflects our agreement. If you concur, please sign both copies of this Letter Agreement in the space provided and return one copy to me for our files.

Sincerely,

/s/  D. M. Young
D. M. Young, President
Mountaineer Coal Development
Company, d/b/a Marrowbone Development Company

AGREED TO AND ACCEPTED

This 6th day of August, 1998

CAROLINA POWER & LIGHT COMPANY

By:    /s/ Kevin B. Cardwell
       -----------------------------------

Title: Director
       Fossil Fuel Department

BLUEGRASS COAL DEVELOPMENT COMPANY

By:    /s/ C. K. Lane
       -----------------------------------

Title: President

DMY:1g

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

                                                         1500 NORTH BIG RUN ROAD
                                                               ASHLAND, KY 41102
                                                           PHONE: (606) 928-3433
AEI COAL SALES CO, INC.

--------------------------------------------------------------------------------

April 19, 1999

                                                                     AMENDMENT 2

Mr. William R. Knight
Director, Fossil Fuel Department
Carolina Power & Light Company
Post Office Box 1551
Raleigh, NC  27602

Mr. C. K. Lane
President
Bluegrass Coal Development Company
1500 North Big Run Road
Ashland KY 41102

RE: Agreement for Sale and Purchase of Coal between Carolina Power & Light Company ("Buyer"), Mountaineer Coal Development Company, d/b/a Marrowbone Development Company and Bluegrass Coal Development Company ("Sellers") Amended and Restated as of July 1, 1996, As Amended ("Agreement")

Gentlemen:

Please refer to Paragraph 2.0, Quantity and Delivery of the Agreement referenced above. Confirming discussions between the parties, the annual tonnage to be shipped in Calendar Year 1999 shall be changed from 2,450,000 tons per year to 2,350,000 tons per year. The total tonnage is therefore changed from 28,275,000 tons to 28,175,000 tons.

In consideration of the amended tonnage commitment, the parties have agreed to execute a Purchase Order for the delivery of coal from Sellers' affiliate, Franklin Coal Sales Company Inc, to Carolina Power & Light Company.

Mr. William R. Knight
Mr. C. K. Lane
March 31, 1999

Except as specifically provided above, all terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Letter Agreement, shall continue to comprise the entire agreement between the parties concerning the subject matter thereof.

I believe the preceding accurately reflects our agreement. If you concur, please sign both copies of this Letter Agreement in the space provided and return one copy to me for our files.

Sincerely,

/s/ Wm. Haselhoff
Mountaineer Coal Development
Company, d/b/a Marrowbone Development Company

AGREED TO AND ACCEPTED

This 28th day of April, 1999

CAROLINA POWER & LIGHT COMPANY

By:    /s/ W. R. Knight
       -----------------------------------

Title: Director
       Fossil Fuel Department

BLUEGRASS COAL DEVELOPMENT COMPANY

By:    /s/ John Lynne
       -----------------------------------

Title: Sec

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

[CP&L LOGO]

A Progress Energy Company

March 25, 2002

Mr. Marc Merritt
President
AEI Coal Sales
2000 Ashland Drive
Ashland, KY 41101

Mr. William R. Knight
Vice President
Progress Fuels-NS Coals
Post Office Box 1551
Raleigh, NC 27602

RE:   Letter Agreement

      Coal Supply Agreement dated July 1, 1996 (as Amended and Restated), between Carolina Power & Light Company (Buyer) and Mountaineer Coal Development Company, d/b/a Marrowbone Development Company and Bluegrass Coal Development Company (Sellers). Hereafter referred to as the Marrowbone Agreement.

                                        &

      Coal Supply Agreement dated July 1, 1996, between Carolina Power & Light Company (Buyer) and Franklin Coal Sales Company (Seller). Hereafter referred to as the Franklin-NS Agreement.

                                        &

      Coal Supply Agreement dated January 1, 1985 (as Amended and Restated) , between Carolina Power & Light Company (Buyer) and Mountaineer Coal Development Company, d/b/a Wolf Creek Collieries Company, Kermit Coal Company and Bluegrass Coal Development Company (Sellers). Hereafter referred to as the Wolf Creek Agreement.

                                        &

      Coal Supply Agreement dated April 1, 1995 between Carolina Power & Light Company (Buyer) and Franklin Coal Sales Company (Seller). Hereafter referred to as the Franklin-CSX Agreement.

Gentlemen:

In consideration of the mutual benefits to be derived, as of March 25, 2002, the parties do hereby amend the Agreements above as follows:

1) CP&L will pay AEI four million dollars ($4,000,000) on March 25, 2002 as consideration for a reduction of five hundred thousand (500,000) tons under the Marrowbone, Franklin-NS, and Wolf Creek Agreements and CP&L will be relieved from any obligation to receive these tons. The table below shows the impact of the reduction in contract tonnage quantity for each Agreement for 2002.

                               Original 2002             Decrease in 2002              Revised 2002
Agreements                        Tonnage                    Tonnage                      Tonnage
----------                        -------                    -------                      -------
Marrowbone                       2,750,000                   315,000                     2,435,000
Franklin-NS                        750,000                    85,000                       665,000
Wolf Creek                       1,500,000                   100,000                     1,400,000

   Total Tonnage Reduction                                   500,000

2) AEI shall receive the prepayments that were originally scheduled for July 15, 2002, under the Franklin-CSX Agreement (Article 6, Section 1) and the Wolf Creek Agreement (Amendment 4, Section 3), which total eleven million dollars ($11,000,000), on April 15, 2002, or within three (3) days after the date in which the bankruptcy confirmation is received. This April 15, 2002 payment shall satisfy the payment obligation originally scheduled under both Agreements for July 15, 2002. See "Revised Prepayment Schedule for Franklin-CSX for 2002" and "Revised Prepayment Schedule for Wolf Creek for 2002" below:

      REVISED PREPAYMENT SCHEDULE FOR FRANKLIN-CSX FOR 2002

                                          Payment
                       ---------------------------------------------
Year                   January 15         April 15           July 15
----                   ----------         --------           -------
2002                   $2,750,000        $2,750,000          $     0

      REVISED PREPAYMENT SCHEDULE FOR WOLF CREEK FOR 2002

                                          Payment
                       ---------------------------------------------
Year                   January 15         April 15           July 15
----                   ----------         --------           -------
2002                   $8,250,000        $8,250,000          $     0

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

3)    Through the remainder of March 2002, AEI may schedule and ship up to seven
      (7) additional shipments ("Additional Shipments") under the Marrowbone Agreement. The Additional Shipments loaded and shipped in March 2002 shall reduce the number of tons scheduled in June 2002 by an equal amount. AEI shall also be allowed to ship those tons originally scheduled in June 2002 under the Marrowbone Agreement and Franklin-NS Agreement, minus the Additional Shipments, in May 2002. As a result, there will be no shipments under the Marrowbone Agreement or the Franklin-NS Agreement in June 2002. See "2nd Quarter Tons Schedule" below:

2ND QUARTER TONS SCHEDULE

                      Original Schedule for          Changes to Original Schedule         Revised Schedule
                         2nd Quarter Tons                for 2nd Quarter Tons           for 2nd Quarter Tons
                         ----------------                --------------------           --------------------
                    Trains      Approximate Tons     Trains      Approximate Tons     Trains      Approximate Tons
                    ------      ----------------     ------      ----------------     ------      ----------------
      MAR-02
Marrowbone                                              7             81,200             7             81,200
Franklin-NS                                                                              0                  0
Wolf Creek                                                                               0                  0

      APR-02
Marrowbone            10            116,000                                             10            116,000
Franklin-NS            3             35,000                                              3             35,000
Wolf Creek             6             65,000                                              6             65,000

      MAY-02
Marrowbone            12            138,000             3             34,800            15            172,800
Franklin-NS            3             35,000             3             35,000             6             70,000
Wolf Creek             8             88,000                                              8             88,000

      JUN-02
Marrowbone            10            116,000           (10)          (116,000)            0                  0
Franklin-NS            3             35,000            (3)           (35,000)            0                  0
Wolf Creek             8             88,000                                              8             88,000

Totals                63            716,000                                             63            716,000

Note: 1st Quarter 2002 tons are scheduled in March; however these tons are not impacted by the changes to the 2nd Quarter 2002 tonnage schedule.

      All the terms and conditions of these Agreements shall remain in full force and effect.

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

Witness                                   Carolina Power & Light Company

                                          By:
-----------------------------                    ------------------------------
As to Carolina Power
& Light Company                           Title:
                                                 ------------------------------

                                          Date:
                                                 ------------------------------

Witness                                   Mountaineer Coal Development Company
                                          d/b/a Wolf Creek Collieries

/s/                                       By:    /s/ Ron Mill
-----------------------------                    ------------------------------
As to Mountaineer Coal
Development Company                       Title: Secretary

                                          Date:  4/26/2002

Witness                                   Mountaineer Coal Development Company
                                          d/b/a Marrowbone Development Company

/s/                                       By:    /s/ Ron Mill
-----------------------------                    -------------------------------
As to Mountaineer Coal
Development Company                       Title: Secretary

                                          Date:  4/26/2002

Witness                                   Kermit Coal Company

/s/                                       By:    Julie Hudson
-----------------------------                    -------------------------------
As to Kermit Coal Company
                                          Title: Secretary

                                          Date:  4/26/2002

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

Witness                                   Bluegrass Coal Development Company

/s/                                       By:    Julie Hudson
----------------------------                     -------------------------------
As to Bluegrass Coal
Development Company                       Title: Secretary

                                          Date:  4/26/2002

Witness                                   Franklin Coal Sales Company

/s/                                       By:    Julie Hudson
----------------------------                     -------------------------------
As to Franklin Coal
Sales Company                             Title: Secretary

                                          Date:  4/26/2002

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

[PROGRESS ENERGY LOGO]

October 14, 2002

Marc Merritt
President
Horizon Natural Resources Sales Company
2000 Ashland Drive
Ashland, KY 41101

RE: Letter Agreement for deferral of 500,000 tons from the 4th quarter 2002 and acceleration of January 15th 2003 prepayments. The Agreements impacted are as follows:

      Coal Supply Agreement dated July 1, 1996 (as Amended and Restated), between Carolina Power & Light Company (Buyer) and Mountaineer Coal Development Company, d/b/a Marrowbone Development Company and Bluegrass Coal Development Company (Sellers). Hereafter referred to as the Marrowbone Agreement.

                                        &

      Coal Supply Agreement dated January 1, 1985 (as Amended and Restated), between Carolina Power & Light Company (Buyer) and Mountaineer Coal Development Company, d/b/a Wolf Creek Collieries Company, Kermit Coal Company and Bluegrass Coal Development Company (Sellers). Hereafter referred to as the Wolf Creek Agreement.

                                        &

      Coal Supply Agreement dated April 1, 1995, between Carolina Power & Light Company (Buyer) and Franklin Coal Sales Company (Seller). Hereafter referred to as the Franklin-CSX Agreement.

Gentlemen:

In consideration of the mutual benefits to be derived, as of October 15, 2002, the parties do hereby amend the Agreements above as follows:

1) Horizon Natural Resources Sales Company (Horizon) shall receive the prepayments originally scheduled for January 15, 2003, under the Franklin-CSX Agreement (Article 6, Section 1) and the Wolf Creek Agreement (Amendment 4, Section 3), which total ten million five hundred thousand dollars ($10,500,000), on October 15, 2002. This October 15, 2002 payment shall satisfy the payment obligation originally scheduled under both Agreements for January 15, 2003. See "Revised Prepayment Schedule for Franklin-CSX for 2003" and "Revised Prepayment Schedule for Wolf Creek for 2003" below:

      REVISED PREPAYMENT SCHEDULE FOR FRANKLIN-CSX FOR 2003

                                             Payment
Year                    October 15          January 15           July 15
----                    ----------          ----------           -------
2002                    $2,625,000
2003                                        $        0          $2,625,000

      REVISED PREPAYMENT SCHEDULE FOR WOLF CREEK FOR 2003

                                             Payment
Year                    October 15          January 15           July 15
----                    ----------          ----------           -------
2002                    $7,875,000
2003                                        $        0          $7,875,000

2) Horizon and CP&L agree that in consideration for the prepayments being made October 15, 2002, two hundred thousand (200,000) tons under the Marrowbone Agreement and three hundred thousand (300,000) tons under the Wolf Creek Agreement (collectively the "Deferred Tons"), will be removed from the 2002 4th quarter shipping schedule as indicated in the Tonnage Deferral Schedule.

      TONNAGE DEFERRAL SCHEDULE

                                       AGREEMENT
                            MARROWBONE           WOLF CREEK
                            ----------           ----------
Oct-02                        90,000               116,000
Nov-02                        55,000                92,000
Dec-02                        55,000                92,000

Totals                       200,000               300,000

      Note: The total tons received in 2002 are not to exceed the Contract Quantity Schedule.

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

      The Contract Quantity Schedule below shows the impact of the Deferred Tons on the 2002 contract tonnage for each Agreement for 2002.

      CONTRACT QUANTITY SCHEDULE

                        2002 Tonnage Prior       Decrease in 2002 Tonnage due to Letter
Agreements              to Letter Agreement             Agreement (Deferred Tons)         Revised 2002 Tonnage
----------              -------------------      --------------------------------------   --------------------
Marrowbone                   2,435,000                           200,000                       2,235,000
Wolf Creek                   1,400,000                           300,000                       1,100,000

                         Total Tonnage Deferral                  500,000

3) Assuming CP&L provides notice at least 90 days prior to the 1st day of the 4th quarter of 2003 CP&L shall have the option in its sole discretion to receive up to fifty thousand (50,000) of the Deferred Tons per month (approximately 5 unit trains per month) during the 4th quarter 2003. The 50,000 tons may be requested in any unit train combination under the Wolf Creek and Marrowbone Agreements (i.e. 0 Wolf Creek and 5 Marrowbone to 2 Wolf Creek and 3 Marrowbone to 5 Wolf Creek and 0 Marrowbone). The amount of tons received under this option from each Agreement (Wolf Creek and Marrowbone) shall reduce the Deferred Tons remaining to be received under the corresponding Agreement (Wolf Creek and Marrowbone).

      After December 31, 2003 CP&L will take delivery of the Deferred Tons remaining over any time period or periods that it deems acceptable prior to the expiration of the corresponding Agreement. CP&L will provide 30 days prior notice and the Deferred Tons will not exceed a total of 167,000 tons per month (maximum of 100,000 tons per month Wolf Creek and 67,000 tons per month Marrowbone).

      The price for the Deferred Tons, regardless of when the tons are received, shall be the contract price that was in effect for each Agreement at the time of deferral, which is listed below in the Deferred Tons Pricing Table.

      DEFERRED TONS PRICING TABLE

                                                                   Price of
Agreements                          Deferred Tons               Deferred Tons
----------                          -------------               -------------
Marrowbone                             200,000                      $30.06
Wolf Creek                             300,000                      $28.92

All the terms and conditions of these Agreements shall remain in full force and effect.

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

Witness                                    Carolina Power & Light Company

/s/                                        By:
-----------------------------------               ---------------------------
As to Carolina Power
& Light Company                            Title:
                                                  ---------------------------

                                           Date:
                                                  ---------------------------

Witness                                    Mountaineer Coal Development Company
                                           d/b/a Wolf Creek Collieries

/s/                                        By:    /s/ Earnie Reynolds
-----------------------------------               ---------------------------
As to Mountaineer Coal
Development Company                        Title: Secretary

                                           Date:  10-11-02

Witness                                    Mountaineer Coal Development Company
                                           d/b/a Marrowbone Development Company

/s/                                        By:    /s/ Earnie Reynolds
-----------------------------------               ---------------------------
As to Mountaineer Coal
Development Company                        Title: Secretary

                                           Date:  10-11-02

Witness                                    Kermit Coal Company

/s/                                        By:    /s/ Julie Hudson
-----------------------------------               ---------------------------
As to Kermit Coal Company
                                           Title: Secretary

                                           Date:  10/11/2002

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

Witness                                    Bluegrass Coal Development Company

/s/                                        By:    /s/ Julie Hudson
-----------------------------------               ---------------------------
As to Bluegrass Coal Development
Company                                    Title: Secretary

                                           Date:  10/11/2002

Witness                                    Franklin Coal Sales Company

/s/                                        By:    /s/ Julie Hudson
-----------------------------------               ---------------------------
As to Franklin Coal
Sales Company                              Title: Secretary

                                           Date:  10/11/2002

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

                                  July 28, 2003

Mr. Dwain K. Lanier
Executive Director, Fossil Fuels
Progress Energy-Carolinas, Inc.
P. O. Box 1551
PEB 8A
Raleigh, North Carolina 27602

Re: Amended and Restated Agreement for the Sale and Purchase of Coal Dated July 1, 1996, Between CP&L and Mountaineer Coal Development Company, d/b/a Marrowbone Development Company, and Bluegrass Coal Development Company (the "Marrowbone Contract") and Agreement for Sale and Purchase of Coal Dated July 1, 1996, Between CP&L and Franklin Coal Sales Company (the "Franklin Contract")

Dear Dwain:

      This letter shall confirm our agreement in principle with respect to the Marrowbone Contract and the Franklin Contract.

      We have agreed that simultaneously with the execution of this letter agreement the parties will execute, acknowledge and deliver the attached Amendment No. Three to the Marrowbone Contract which effectively reduces the tonnage requirement thereunder to 1.5 million tons per year through the remainder of the contract. In connection therewith, upon execution of the Amendment the following actions will be taken:

      1. Horizon will immediately file in its bankruptcy proceeding appropriate Motions for the assumption of the Marrowbone Contract and the Coal Supply Agreement, dated December 29, 2000, between Horizon Natural Resources Sales Company, f/k/a AEI Coal Sales Company, Inc., and Massey Coal Sales Company, Inc., d/b/a Massey Utility Sales Company (the "Massey Contract"). In addition, Horizon will request an expedited review and approval of this assumption of executory contracts.

      2. Horizon will immediately file a notice of rejection of the Franklin Contract under the procedures previously adopted for rejection of executory contracts in its bankruptcy proceeding.

      At such time as a non-appealable Order approving the assumption of the Marrowbone Contract and the Massey Contract has been entered by the Bankruptcy Court, Horizon will execute and deliver to CP&L a letter of confirmation in the form attached whereby Horizon (i) dedicates the coal to be received under the assumed Massey Contract for fulfillment of its obligations under the Marrowbone Contract, as amended and assumed; and (ii) covenants and

Mr. Dwain K. Lanier
Executive Director, Fossil Fuels
Progress Energy-Carolinas, Inc.
July 28, 2003
Page 2

agrees that it will not transfer or assign the Massey Contract without the prior written consent of CP&L.

      We acknowledge and agree that nothing contained in this agreement is intended to be a waiver or release of any outstanding claims or disputes relating to light loading charges imposed by the Norfolk Southern Railroad and Horizon agrees to accept such ultimate responsibility as may be determined to exist pursuant to the terms and provisions of the Marrowbone Contract. Horizon and CP&L shall work together in a good faith effort to determine a reasonable light loading claim amount and resolve this matter within 90 days of the date hereof.

      If the foregoing properly reflects our agreement with respect to these matters, please so indicate by signing and dating this letter in the space provided below and return it together with an executed Amendment No. Three to me at your earliest convenience. This agreement may be executed via facsimile and in counterparts, each of which, when taken together, shall constitute an original. We will then instruct our bankruptcy counsel to immediately implement the actions described above.

                                            Yours truly,

                                            /s/ Marc Merritt

                                            Marc Merritt
                                            Chief Commercial Officer
MM/dgm

Accepted and agreed to this 28th day
of July, 2003.

CAROLINA POWER & LIGHT COMPANY

By:  /s/ E. E. Walker for Dwain Lanier
     ---------------------------------------
Its: Executive Director Fossil Fuels Dept.

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602

                   AMENDMENT NO. THREE TO AMENDED AND RESTATED
                     AGREEMENT FOR SALE AND PURCHASE OF COAL

      THIS AMENDMENT NO. THREE TO AMENDED AND RESTATED AGREEMENT FOR SALE AND PURCHASE OF COAL, (the "Amendment") is entered into and effective as of July 28, 2003, between CAROLINA POWER & LIGHT COMPANY, a North Carolina corporation ("BUYER"), and MOUNTAINEER COAL DEVELOPMENT COMPANY, D/B/A MARROWBONE DEVELOPMENT COMPANY, a West Virginia corporation, and BLUEGRASS COAL DEVELOPMENT COMPANY, a Delaware corporation ("SELLERS").

                                    RECITALS:

      A. BUYER and SELLERS are parties to that certain Amended and Restated Agreement for Sale and Purchase of Coal dated July 1, 1996, which, along with two (2) letter agreement amendments both dated July 19, 1996, sets forth an agreement for the sale and purchase of coal as of the first day of October, 1976, as combined and restated in a Coal Supply Agreement dated January 1, 1985, as amended by a First Amendment dated as of the first day of January, 1987, as amended by an Assignment Agreement dated as of the first day of May, 1988, further amended by an Assignment Agreement dated as of December 22, 1988, further amended by a Second Amendment dated as of the first day of January, 1989, further amended by a Third Amendment dated as of the first day of January, 1991 (the "Contract"). Capitalized terms not otherwise defined herein shall have the meanings assigned them in the Contract.

      B. BUYER and SELLERS wish to amend certain provisions of the Contract, as set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises hereby made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Amendment. Section 2.0(a) of the Contract is hereby amended to reflect that deliveries of coal under the Agreement are reduced to 125,000 tons per month for the period beginning on the effective date hereof and continuing thereafter through the remaining term of the Contract. Accordingly, Section 2.0(a) is hereby amended so that the Total Tonnage amount for 2003 shall be reduced from 2,750,000 tons to 1,400,167 tons (actual tons year to date plus 125,000 tons per month through the end of the year); the Total Tonnage for each of calendar years 2004, 2005 and 2006 is reduced from 2,750,000 tons to 1,500,000 tons; and the Total Tonnage under the Contract shall be reduced from 28,875,000 tons to 23,775,167 tons.

      2. Conflicting Language. To the extent that any language contained in the Contract conflicts with any language contained in this Amendment, the language contained in this Amendment shall control.

      3. Facsimile and Counterparts. This Amendment may be executed via facsimile and in counterparts, each of which, when taken together, shall constitute an original.

      4. Full Force and Effect. Except as expressly amended by this Amendment, the Contract remains unchanged and in full force and effect, and is hereby ratified and reaffirmed.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first set forth above.

SELLERS:                            MOUNTAINEER COAL DEVELOPMENT
                                    COMPANY, D/B/A MARROWBONE
                                    DEVELOPMENT COMPANY

                                    By:   /s/ Marc Merritt
                                          --------------------------------------
                                    Its:
                                    Date: 7/28/03

                                    BLUEGRASS COAL DEVELOPMENT COMPANY

                                    By:   /s/ Marc Merritt
                                          --------------------------------------
                                    Its:
                                    Date: 7/28/03

                                    CAROLINA POWER & LIGHT COMPANY

                                    By:   /s/ E. E. Walker for Dwain Lanier
                                          --------------------------------------
                                    Its:  Executive Director Fossil Fuels Dept.
                                    Date: 7/28/2003

Progress Energy Service Company, LLC
P.O. Box 1551
Raleigh, NC 27602